Exhibit 99.1

Kimco Realty Corporation Announces Third Quarter 2009 Results; Declares Quarterly Dividend

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--November 4, 2009--Kimco Realty Corporation (NYSE: KIM) today reported results for the quarter and nine months ended September 30, 2009.

Highlights for the third quarter 2009

  Declared regular quarterly cash dividend of $0.16 per common share for the first quarter of 2010;
  Posted quarter end occupancy of 92.4 percent in its combined shopping center portfolio and 91.9 percent in the U.S. portfolio;
  In the U.S., executed 426 leases totaling 1.7 million square feet, approximately a 42 percent increase on a square footage basis over the same period in the prior year and an 18 percent increase over the prior quarter;
  Reported 1.3 percent increase in same-space leasing spreads in the U.S.: 2.1 percent increase for lease renewals and options partially offset by a 0.2 percent decline for new leases;
  Reported a 3.6 percent decline in U.S. same-property net operating income (NOI) from the third quarter of 2008 and a 2.2 percent decline on year-to-date basis;
  Acquired 100 percent interest in seven properties previously owned in its joint ventures for an enterprise price of $71 million; and
  Completed a $300 million 6.875% 10-year unsecured bond offering.

Net income to common shareholders including non-cash impairments and charges for the acceleration of deferred costs from early debt repayment was $28.3 million or $0.07 per diluted share for the third quarter of 2009 compared to $96.8 million or $0.37 per diluted share for the third quarter of 2008.

Before non-cash impairments of $2.0 million and $5.9 million for the third quarter of 2009 and 2008 respectively, and charges for the acceleration of deferred costs from early debt repayment of $3.3 million in the third quarter of 2009, net income available to common shareholders was $33.6 million and $102.7 million for the third quarter of 2009 and 2008, respectively. Comparable results were impacted by a reduction of approximately $86 million in transaction-based income, including $10 million of gains on sales not included in funds from operations (FFO), and an increase in depreciation expense of approximately $2.6 million. These declines were partially offset by a $13.5 million decrease in income taxes and a $4.9 million adjustment to the re-measurement of a derivative instrument.

Year-to-date, net loss available to common shareholders per diluted share was ($0.27) compared to net income available to common shareholders per diluted share of $1.03 through September 30, 2008. Excluding non-cash impairment and charges for the acceleration of deferred costs from early debt repayment, year-to-date net income available to common shareholders per diluted share was $0.27 compared to $1.07 for the same period in 2008.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, was $112.6 million or $0.30 per diluted share for the third quarter of 2009 compared to $176.9 million or $0.68 per diluted share in the same period a year ago. Excluding non-cash impairments and charges for the acceleration of deferred costs from early debt repayment, FFO was $117.9 million or $0.31 per diluted share for the third quarter 2009 compared to $182.8 million or $0.70 per diluted share for the third quarter of 2008.

Year-to date, FFO per diluted share was $167.6 million or $0.49 compared to $512.4 million or $1.98 for the same period in 2008. Excluding non-cash impairments and charges for the acceleration of deferred costs from early debt repayment, FFO per diluted share was $349.4 million or $1.03 compared to $522.1 million or $2.01 for the period ending September 30, 2008. A reconciliation of net income to FFO is provided in the attached tables.

Core Business Operations

Shopping Center Portfolio

Kimco’s shopping center portfolio includes 914 operating properties, comprised of 805 assets in the United States and Puerto Rico, 51 in Canada, 48 in Mexico and ten in South America, as well as 18 development properties, consisting of four assets in the United States, nine in Mexico and five in South America.

Occupancy in the company’s combined shopping center portfolio was 92.4 percent at the end of the third quarter. In addition, the company has 18 properties previously included in development, which are approximately 75 percent leased and are not included in the company’s occupancy. As these properties reach stabilization of 90 percent leased, they will be included in the company’s occupancy. The company executed a total of 634 leases totaling 2.1 million square feet: 342 new leases for 1.0 million square feet and 292 lease renewals for 1.1 million square feet.

Same-property NOI on an aggregate basis declined 3.6 percent from the third quarter of 2008. The decline in same-property NOI is partially related to lost rent and recoveries from Linens N Things, Circuit City and Value City of approximately two percent. The remainder is primarily attributable to the decline in occupancy.

In the U.S. portfolio, occupancy was 91.9 percent at the end of the third quarter, up ten basis points sequentially. During the third quarter, the company executed 426 leases totaling 1.7 million square feet. Same space leases totaling 1.5 million square feet included 128 new leases for 501,000 square feet at a (0.2) percent spread from the prior rent and 228 leases for renewals and options totaling 1.0 million square feet at a 2.1 percent rent spread which together aggregate a 1.3 percent rent increase over the prior leases. The negative leasing spread on new leases is attributable to re-leasing three bankrupt junior anchors (two former Linens N Things and one Circuit City). Excluding these three leases, the leasing spread on new leases is 5.1 percent.

The characteristics of Kimco’s U.S. shopping center portfolio include a well diversified, high-credit quality tenant base, a national footprint with over 92 percent of its shopping centers inside dense, in-fill first-ring suburbs and low average base rent per square foot. These attributes have contributed to the company’s ability to achieve above average operating metrics, including better than average leasing spreads with lower tenant improvement allowances, solid same-property NOI comparisons and portfolio occupancy of approximately 92 percent. The Company continually conducts portfolio reviews with regional and national credit tenants in the discount, comparison, consumer staple and personal services sectors to match its national real estate portfolio with the needs of expanding or relocating tenants.

Investment Management Programs

The company realized fee income of $10.7 million from its investment management business in the third quarter of 2009. This included $9.3 million in management fees and $1.4 million in other ongoing fees.

At quarter-end, the company had a total of 326 properties in its investment management programs with 14 institutional partners.

During the quarter, the company acquired the remaining 90 percent interest in one property comprising 0.1 million square feet for $23 million from one of its joint ventures. Subsequent to quarter end, Kimco acquired the remaining 85 percent interest in six unencumbered properties from its joint venture with Prudential Real Estate Investors for approximately $48 million. The six properties, well located in the Portland, Oregon market, total 687,000 square feet and are 79 percent leased.

Structured Investments and Non-Core Business

During the quarter, the company recognized $24 million of income related to its structured investments and other non-core assets of which $22 million was recurring and $2 million was transactional. The recurring income was primarily attributable to $8 million from preferred equity investments, $7 million of interest and dividends, $2 million of other income and $5 million from joint ventures including its various investments with Westmont Hospitality.

The company monetized $23 million in mortgage receivables through the payoff of two mortgages: Save-Mart and 84 Lumber. Additionally, the company liquidated its investments totaling $41 million in the following marketable securities: Burlington Coat Factory, Duane Reade, Innvest Real Estate and Toys R Us.

In keeping with its previously announced objective of disposing of its non-core investments and other structured investments, the Company has monetized an aggregate of approximately $104 million through the third quarter of this year. The majority of these investments were comprised of marketable securities and mortgage financing receivables as the market for these investments is generally more stable and readily accessible. The company continues to seek opportunities in the marketplace to execute this strategy for the remaining non-core investments.

Dividend and Capital Structure

The Board of Directors declared a quarterly cash dividend of $0.16 per common share, payable on January 15, 2010 to shareholders of record on January 4, 2010, representing an ex-dividend date of December 30, 2009.

In September, the company issued $300 million of 10-year unsecured senior notes at a coupon of 6.875% per annum. The net proceeds of approximately $297.3 million were used to repay the $220.0 million unsecured term loan that was scheduled to mature in April 2011, with the residual proceeds utilized toward the repayment of various construction loans. In connection with the prepayment of the $220 million unsecured term loan and certain construction loans, the company recognized a non-cash charge related to the acceleration of deferred costs of approximately $3.3 million or $0.01 per diluted share of FFO.

Through the nine months ended September 30, 2009, the company made significant strides in rebalancing its debt maturities. At the beginning of this year, approximately $452 million of total debt was scheduled to mature during the year and an additional $1.8 billion or 40 percent of total outstanding debt due between 2010 – 2012. As of September 30, 2009, there are no remaining debt maturities in 2009 and $1.0 billion or 26 percent of total outstanding debt is scheduled to mature during 2010 – 2012.

Portfolio Overview

As of September 30, 2009, Kimco owned equity interests in 1,462 retail properties totaling 153 million square feet in the United States, Puerto Rico, Canada, Mexico and South America. This portfolio encompasses 434 consolidated shopping centers, 326 shopping centers in investment management programs, 154 other joint venture shopping centers and 18 development properties that together total 932 properties and 138 million square feet. This also includes 530 properties totaling 15 million square feet in the company’s preferred equity program.

At September 30, the company had interests in 125 retail properties totaling 16.4 million square feet in Canada. This is comprised of 51 shopping centers and 74 preferred equity investments. In Mexico, the company owned interests in 57 shopping centers totaling 12.7 million square feet comprised of 48 shopping centers and nine properties under development. The company also has investments in 11 properties in Chile, three development projects in Brazil and one project in Peru.

2009 Guidance

The company estimates FFO before non-cash impairments for the year of $1.30 – 1.33 per diluted share. Including non-cash impairments taken through September 30, 2009, the company estimates FFO of $0.79 - $0.82 per diluted share. Estimated portfolio metrics are as follows:

  Occupancy for the U.S. shopping center portfolio of approximately 92 percent; and
  Same-property NOI for U.S. shopping center portfolio for the year between -3 to -1 percent.

The company remains committed to its core business objectives:

1) Increasing shareholder value through the ownership, management and selective acquisition of neighborhood and community shopping centers;

2) Actively engaging in the disposition of its non-core assets, and

3) Strengthening its balance sheet with a long term focus on reducing its leverage levels and employing a conservative capital mix.

The company has provided further detail on guidance elements in its supplemental package available on its website.

Conference Call and Supplemental Materials

The company will hold its quarterly conference call on Thursday, November 5th at 10:00 a.m. Eastern Time. The call will include a review of the company’s third quarter 2009 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-866-205-6786. A replay will be available until November 18th by dialing 1-888-203-1112; the Passcode will be 1991314. Access to the live call and replay will be available through the company's website at www.kimcorealty.com under “Investor Relations: Presentations.”

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of September 30, 2009, the company owned interests in 1,462 retail properties comprising 153 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, including the current economic recession, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiii) impairment charges and (xiv) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2008. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2008, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

Condensed Consolidated Statements of Operations
(in thousands, except share information)
(unaudited)
	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2009		2008		2009		2008

Revenues from Rental Properties	$191,886		$189,952		$575,065		$561,715

Rental Property Expenses:
Rent	3,669		3,320		10,308		9,804
Real Estate Taxes	28,983		23,991		80,841		70,760
Operating and Maintenance	25,572		26,798		80,799		77,635
	58,224		54,109		171,948		158,199

Net Operating Income	133,662		135,843		403,117		403,516

Income from Other Real Estate Investments	9,249		24,032		26,973		77,443
Mortgage Financing Income	3,747		5,136		11,619		13,602
Management and Other Fee Income	10,173		12,959		30,397		35,816
Depreciation and Amortization	(55,596)		(53,013)		(168,006)		(152,903)
	101,235		124,957		304,100		377,474

Interest, Dividends and Other Investment Income	9,236		7,092		22,370		48,605
Other Income / (Expense), Net	4,383		(1,643)		468		(1,869)

Interest Expense	(54,551)		(52,775)		(152,023)		(160,335)
General and Administrative Expenses	(27,965)		(30,591)		(83,449)		(80,225)
	32,338		47,040		91,466		183,650

Benefit / (Provision) for Income Taxes	1,148		(12,336)		3,483		(20,608)

Equity in Income of Joint Ventures, Net	8,946		78,469		3,317		138,016

Gain on Sale of Development Properties,
Net of Tax of $429, $1,863, $1,390 and $13,699, Respectively	644		2,795		2,086		20,549
Impairments:
Property Carrying Values	-		-		(52,100)		-
Investments in Other Real Estate Investments	-		-		(40,602)		-
Marketable Equity Securities & Other Investments	-		(5,902)		(29,573)		(9,710)
Investments in Real Estate Joint Ventures	-		-		(26,896)		-

Income / (Loss) from Continuing Operations	43,076		110,066		(48,819)		311,897

Discontinued Operations:
Income / (Loss) from Discontinued Operating Properties	62		527		(22)		5,840
Loss on Operating Properties Held for Sale/Sold, Net of Tax	-		-		(80)		-
Gain on Disposition of Operating Properties, Net of Tax	18		8,809		421		9,531
Income from Discontinued Operations	80		9,336		319		15,371

Gain on Transfer of Operating Properties (1)	-		1,188		26		1,188
Gain on Sale of Operating Properties (1)	600		-		2,155		587
Loss on Sale of Operating Properties (1)	(111)		-		(111)		-
	489		1,188		2,070		1,775

Net Income / (Loss)	43,645		120,590		(46,430)		329,043

Net Income Attributable to Noncontrolling Interests (1)	(3,537)		(12,006)		(9,689)		(27,618)

Net Income / (Loss) Attributable to the Company	40,108		108,584		(56,119)		301,425

Preferred Dividends	(11,822)		(11,822)		(35,466)		(35,466)

Net Income / (Loss) Available to the Company's Common Shareholders	$28,286		$96,762		$(91,585)		$265,959

Per Common Share:
Income / (Loss) from Continuing Operations: (3)
Basic	$0.07		$0.34		$(0.27)		$0.99
Diluted	$0.07	(2)	$0.34	(2)	$(0.27)	(2)	$0.98	(2)
Net Income / (Loss):
Basic	$0.07		$0.38		$(0.27)		$1.05
Diluted	$0.07	(2)	$0.37	(2)	$(0.27)	(2)	$1.03	(2)

Weighted Average Shares Outstanding for Net Income / (Loss) Calculations:
Basic	376,559		256,164		339,018		254,286
Diluted	378,127		258,933		339,018		257,376

(1)Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.

(2)Reflects the potential impact if certain units were converted to common stock at the beginning of the period.
The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.

(3)Includes the net income attributable to noncontrolling interests related to discontinued operations of $0 and $148 for the quarters ended September 30, 2009 and September 30, 2008, $0 and $1,281 for the nine months ended September 30, 2009 and September 30, 2008, respectively.

Reconciliation of Certain Non-GAAP Financial Measures
(in thousands, except per share data)
(unaudited)
	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2009		2008		2009		2008
Reconciliation of Net Income to Funds From Operations - "FFO"
Net Income / (Loss)	$43,645		$120,590		$(46,430)		$329,043
Net Income Attributable to the Noncontrolling Interest	(3,537)		(12,006)		(9,689)		(27,618)
Gain on Disposition of Operating Prop., Net of Tax	(618)		(9,997)		(2,602)		(11,306)
Gain on Disposition of Joint Venture Operating Properties	-		(185)		-		(2,273)
Depreciation and Amortization	54,870		52,774		165,753		152,149
Depr. and Amort. - Real Estate JV's, Net of Noncontrolling Interests	32,845		35,471		100,664		100,622
Unrealized Remeasurement of Derivative Instrument	(2,830)		2,069		(4,591)		7,208
Preferred Stock Dividends	(11,822)		(11,822)		(35,466)		(35,466)
Funds From Operations	$112,553		$176,894		$167,639		$512,359
Non-Cash Impairments Recognized	$(2,011)		$(5,902)		$(178,498)		$(9,710)
Funds From Operations Before Impairments	$114,564		$182,796		$346,137		$522,069

Weighted Average Shares Outstanding for FFO Calculations:
Basic	376,559		256,164		339,018		254,286
Units	1,557		6,057		723		5,992
Dilutive Effect of Options	86		2,748		87		3,069
Diluted	378,202	(1)	264,969	(1)	339,828	(1)	263,347	(1)

FFO Per Common Share - Basic	$0.30		$0.69		$0.49		$2.01
FFO Per Common Share - Diluted	$0.30	(1)	$0.68	(1)	$0.49	(1)	$1.98	(1)
FFO Before Impairments Per Common Share - Diluted	$0.30	(1)	$0.70	(1)	$1.02	(1)	$2.01	(1)

(1)Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $90 and $2,944 for the three months ended September 30, 2009 and 2008 respectively, and $324 and $8,197 for the nine months ended September 30, 2009 and 2008 respectively.

Pursuant to the definition of Funds from Operations ("FFO") adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)
	September 30,	December 31,
	2009	2008
Assets:
Operating Real Estate, Net of Accumulated Depreciation of $1,292,319 and $1,159,664, Respectively	$5,825,326	$5,690,277
Investments and Advances in Real Estate Joint Ventures	1,178,177	1,161,382
Real Estate Under Development	759,964	968,975
Other Real Estate Investments	553,799	566,324
Mortgages and Other Financing Receivables	153,750	181,992
Cash and Cash Equivalents	140,757	136,177
Marketable Securities	218,627	258,174
Accounts and Notes Receivable	106,840	97,702
Other Assets	350,801	336,144
Total Assets	$9,288,041	$9,397,147

Liabilities:
Notes Payable	$2,854,958	$3,440,818
Mortgages Payable	1,073,648	847,491
Construction Loans Payable	43,540	268,337
Dividends Payable	34,425	131,097
Other Liabilities	416,072	388,818
Total Liabilities	4,422,643	5,076,561
Redeemable Noncontrolling Interests	101,328	115,853

Stockholders' Equity:
Preferred Stock, $1.00 Par Value, Authorized 3,232,000 Shares
Class F Preferred Stock, $1.00 Par Value, Authorized 700,000 Shares
Issued and Outstanding 700,000 Shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 Par Value, Authorized 184,000 Shares
Issued and Outstanding 184,000 Shares	184	184
Aggregate Liquidation Preference $460,000
Common Stock, $.01 Par Value, Authorized 750,000,000 Shares Issued and Outstanding 376,720,376, and 271,080,525 Shares, Respectively	3,767	2,711
Paid-In Capital	4,946,357	4,217,806
Cumulative Distributions in Excess of Net Income	(314,208)	(58,162)
	4,636,800	4,163,239
Accumulated Other Comprehensive Income	(98,711)	(179,541)
Total Stockholders' Equity	4,538,089	3,983,698
Noncontrolling Interests	225,981	221,035
Total Equity	4,764,070	4,204,733
Total Liabilities and Equity	$9,288,041	$9,397,147

Reconciliation of Projected Diluted Net Loss Per Common Share to Projected Diluted Funds From Operations Per Common Share
(unaudited)
	Projected Range
	Full Year 2009
	Low	High
Projected diluted net loss available to common shareholder per share	$(0.20)	$(0.16)

Unrealized remeasurement of derivative instrument	(0.01)	(0.02)

Projected depreciation & amortization	0.63	0.64
Projected depreciation & amortization real estate joint ventures, net of noncontrolling interests	0.38	0.39

Gain on disposition of operating properties	(0.01)	(0.02)
Gain on disposition of joint venture operating properties, net of noncontrolling interests	-	(0.01)

Projected FFO per diluted common share	$0.79	$0.82
Non-cash impairments	(0.51)	(0.51)
Projected FFO per diluted common share before impairments	$1.30	$1.33

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
Barbara Pooley, 1-866-831-4297
Senior Vice President, Finance & Investor Relations